Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 28, 2005 (the “Closing Date”), is entered into by and among Applied Films Corporation, a Colorado corporation (“AFC”); AFC Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”); Coating Industries Investment Corp., a Delaware corporation (“CIIC”); and the Shareholders (defined below). Except as otherwise indicated in this Agreement, capitalized terms used in this Agreement are defined in Article 1 below.

RECITALS

        A.        The Shareholders own a majority of the issued and outstanding capital stock of CIIC. CIIC owns all of the issued and outstanding capital stock of Vacuum Coating Technologies, Inc., a Delaware corporation (“VACT”). CIIC and VACT and the Subsidiaries of VACT are engaged in the business of designing, developing, manufacturing, selling, and servicing thin film vacuum deposition equipment.

        B.        The respective Boards of Directors of AFC, Merger Sub, and CIIC have determined that the acquisition of CIIC and VACT by AFC through the merger of Merger Sub with and into CIIC (the “Initial Merger”), followed by a subsequent merger of CIIC with and into AFC (the “Subsequent Merger,” together with the Initial Merger, the “Merger”) in accordance with and subject to the terms and conditions of this Agreement, is in the best interests of the respective corporations and their respective shareholders. The Shareholders, as the holders of a majority of the issued and outstanding voting stock of CIIC, have also approved the Merger.

        C.        The Parties hereto recognize and agree that the Initial Merger and Subsequent Merger are part of a single integrated transaction undertaken to accomplish the acquisition of CIIC and VACT by AFC.

        D.        For federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

        E.        The Parties are entering into this Agreement in order to agree upon the terms and conditions of the Merger.

AGREEMENT

        For good and valuable consideration, including the mutual representations, warranties, covenants, and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1
DEFINITIONS

        When used in this Agreement, the following terms shall have the following meanings:

        “AFC” means Applied Films Corporation, a Colorado corporation.

        “AFC Financial Statements” is defined in Section 4.4(b).

        “AFC SEC Documents” is defined in Section 4.4(a).

        “AFC Stock” means shares of common stock of AFC, no par value per share.

        “Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

        “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated, or unitary group defined under state, local, or foreign income tax law).

        “Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules attached hereto or referenced herein.

        “Applicable Limitation Date” is defined in Section 6.1.

        “Business Plan” refers to the forecasts of the financial performance of CIIC and VACT attached as Schedule 3.32.

        “CERCLA” is defined in Section 3.22(d).

        “CIIC” means Coating Industries Investment Corp., a Delaware corporation.

        “CIIC Stock” means shares of common stock of CIIC, $0.0001 par value per share.

        “Closing Date” is defined in the opening paragraph of this Agreement.

        “Closing Price of AFC Stock” means $19.98, which is the average closing price of a share of AFC Stock, as quoted on the Nasdaq National Market System, over the 20 consecutive trading days ending on the third business day before the Closing Date.

        “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

        “Company Group” means, collectively, CIIC; VACT; Vacuum Coating Technologies (Shanghai) Co., Ltd.; Vacuum Coating Technologies GmbH; and any other Person in which any of such entities owns or holds (beneficially or of record) an Equity Interest. References to the Company Group shall, unless the context otherwise requires, be understood to refer to each Person within the Company Group regardless of whether reference is made to “each member of the Company Group.”

        “Contract” means, with respect to any Person, any contract, license, agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement, or other legally binding agreement, whether oral or written, applicable to any such Person or its properties or assets that (i) is not yet fully performed or under which there are ongoing obligations or rights and (ii) is material to the business, results of operation, condition (financial or otherwise), or prospects of such Person, taken as a whole.

      “Effective Time” is defined in Section 2.3.

        “Environmental and Safety Requirements” means all applicable federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, in each case concerning public health and safety, worker health and safety pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odors, or radiation), as enacted or in effect on or prior to the Closing Date.

        “Equity Equivalents” means, in respect of any Person, (i) any securities, instruments, or rights that are convertible into or exercisable or exchangeable for any Equity Interests of such Person, (ii) any phantom equity, equity appreciation, or similar rights that permit the holder thereof to participate in the residual equity value of, or appreciation in, such Person, (iii) any securities, instruments, or rights that are, directly or indirectly, convertible into or exercisable or exchangeable for any of the securities, instruments, or rights described in clauses (i) or (ii) above.

        “Equity Interests” means issued and outstanding capital stock, limited liability company interests, or other indicia of equity ownership (including any profits interest).

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any reference to any particular Section of ERISA shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

        “GAAP” means United States generally accepted accounting principles.

        “Governmental Entity” means any domestic (federal, state, or local), foreign (federal, state, provincial, territorial, or local), or supranational court, governmental body, regulatory agency, authority, commission, tribunal, or securities exchange.

        “Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations computed as though payment is being made on the Closing Date), (ii) any indebtedness evidenced by any note, bond, debenture, or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts owed to any Person under any noncompetition or consulting arrangements, (x) any off-balance sheet financing of the Company Group including synthetic leases and project financing, and (xi) any change of control or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement.

      “Indemnified Party” is defined in Section 6.4.

      “Indemnifying Party” is defined in Section 6.4.

        “Insiders” is defined in Section 3.23.

        “Intellectual Property” means all (i) domestic and foreign patents, patent applications, patent disclosures, and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension, or reexamination thereof (and any foreign equivalents thereof); (ii) domestic and foreign trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names, and corporate names, together with all goodwill associated therewith; (iii) registered and unregistered copyrights, copyrightable works, and mask works; (iv) all registrations, applications, and renewals for any of the foregoing; (v) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software (whether in object code or source code), algorithms, and software systems (including data, databases, and related documentation); (vii) other proprietary intellectual property rights; (viii) licenses or other agreements to or from third parties regarding any of the foregoing; and (ix) all copies and tangible embodiments of the foregoing (in whatever form or medium).

        “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities, or Equity Interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

        “IRS” means the United States Internal Revenue Service.

        “Knowledge” of a fact by any Shareholder or the Shareholders means (i) any of the Shareholders is actually aware of the fact or (ii) any of the Shareholders should reasonably be aware of the fact in their capacities as executives and senior managers. “Knowledge” of a fact by AFC means (i) any of the members of AFC’s Executive Team is actually aware of the fact or (ii) any of the members of AFC’s Executive Team should reasonably be aware of the fact in their capacity as executives and senior managers. For the purpose of the preceding sentence, AFC’s Executive Team consists of Thomas Edman, Larry Firestone, Jim Scholhamer, Jo Nell, and J.H. Bae.

      “Latest Balance Sheet” is defined in Section 3.5

      “Leased Real Property” is defined in Section 3.11.

        “Leases” is defined in Section 3.11.

        “Liability” means any liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action, or other loss, cost, or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

        “Lien” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the seller (or any of its Affiliates), any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person. In addition, when “Lien” is used in this Agreement with reference to shares of capital stock or any other Equity Interest, “Lien” shall include any agreement, voting trust, proxy, or other arrangement or restriction of any kind with respect to such stock or Equity Interest. “Lien” shall not include a “Permitted Lien.”

        “Loss” is defined in Section 6.2.

        “Material Adverse Effect” (when used with reference to the Company Group or any member of the Company Group) means an event, change or effect of or involving any member of the Company Group or any of their respective assets, businesses, or prospects that, when taken individually or in combination with one or more other such events, changes or effects, has a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, value, prospects, operating results, cash flow, net worth, or employee, customer, or supplier relations of any member of the Company Group, taken as a whole. “Material Adverse Effect” (when used with reference to AFC) means an event, change or effect of or involving AFC or any of its assets, business, or prospects that, when taken individually or in combination with one or more other such events, changes or effects, has a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, value, prospects, operating results, cash flow, net worth, or employee, customer, or supplier relations of AFC and its Subsidiaries taken as a whole.

        “Merger” is defined in Recital B of this Agreement.

      “Merger Certificate” is defined in Section 2.3.

        “Merger Sub” is defined in the opening paragraph.

        “Parties” means AFC, Merger Sub, CIIC, and each of the Shareholders.

        “Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’, and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) zoning, entitlement, building, and other land use regulations imposed by any Governmental Entity having jurisdiction over any Leased Real Property, which are not violated by the current use and operation of such Leased Real Property; and (iv) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to such Leased Real Property, which do not materially impair the occupancy or use of the Leased Real Property, for the purposes for which it is currently used or proposed to be used in connection with the Company Group’s business.

        “Per Share Consideration” means (i) an amount of cash equal to the quotient obtained by dividing the aggregate amount of cash to be delivered by AFC pursuant to Section 2.5(a) divided by the number of shares of CIIC Stock issued and outstanding as of the Closing Date, and (ii) a number of shares of AFC Stock (which AFC Stock shall be restricted and legended as set forth in Section 2.8) equal to the quotient obtained by dividing the aggregate number of shares of AFC Stock to be delivered by AFC pursuant to Section 2.5(b) divided by the number of shares of CIIC Stock issued and outstanding as of the Closing Date. The amount of cash and number of shares described in the preceding sentence shall be calculated and allocated as set forth in Section 2.5.

        “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

      “Pledged Stock” is defined in Section 6.3(b).

        “Preexisting Environmental Condition” means any fact, event, or condition that AFC can demonstrate was occurring or in existence on or prior to the Effective Time (whether known or unknown, and whether or not identified in any Schedule to this Agreement or described in any environmental reports), which gives rise to any Liability under any Environmental and Safety Requirements, including: (a) violations of Environmental and Safety Requirements; (b) the presence of contamination or other environmental conditions at any property or facility; (c) the treatment, storage, disposal, arrangement for disposal, transportation, or release of any substance; or (d) exposure of any Person to any substance, including any asbestos-containing material.

      “Product Certifications” is defined in Section 3.26.

        “Reserved Indemnification Claims” is defined in Section 6.4.

        “SEC” means the Securities and Exchange Commission.

        “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

        “Seller Party” means each Party other than AFC and Merger Sub.

        “Shareholder” means each of Philip C. Johnson, John Johnson and Robert Elschner.

        “Shareholder Employment Agreements” is defined in Schedule 3.13(a).

        “Shareholder Related Contracts” is defined in Schedule 3.4.

        “Shareholders’ Representative” is defined in Section 7.14.

        “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For these purposes, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

        “Surviving Corporation” means CIIC with respect to the Initial Merger after the Effective Time, and AFC after the Subsequent Merger.

        “Tax Returns” means returns, declarations, reports, claims for refund, information returns, or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

        “Tax” means any federal, state, local, or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, premiums, excess and surplus lines, registration, single business, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions, or other tax of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.

        “Transaction Agreements” means this Agreement, each Employment and Non-Competition Agreement referred to in Section 2.6(a)(iv) below, the Merger Certificate (including any plan of merger attached thereto), the Pledge Agreement referred to in Section 2.6(a)(v) below, and all other written agreements, instruments, certificates, or other documents delivered by any Party in connection with this Agreement and the transactions contemplated hereby.

      “Union Bank Loans” is defined in Section 5.6.

        “VACT” means Vacuum Coating Technologies, Inc., a Delaware corporation.

ARTICLE 2
TRANSACTIONS; CLOSING; EFFECTIVE TIME

2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into CIIC in accordance with the provisions of Section 252 of the Delaware General Corporation Law, and the separate corporate existence of Merger Sub shall cease. CIIC shall be the Surviving Corporation of the Initial Merger and shall continue its corporate existence under the laws of the State of Delaware. The Certificate of Incorporation, the Bylaws, and directors and officers of the Surviving Corporation after the Initial Merger shall be those of CIIC immediately prior to the Merger. The name of the Surviving Corporation after the Initial Merger shall be “Coating Industries Investment Corp.”

        As soon as commercially practicable following the Initial Merger, but in no event later than three (3) business days following the date of the Initial Merger, CIIC shall be merged with and into AFC in accordance with the provisions of Section 252 of the Delaware General Corporation Law and Section 7-11-107 of the Colorado Business Corporation Act, and the separate corporate existence of CIIC shall cease. AFC shall be the Surviving Corporation of the Subsequent Merger and shall continue its corporate existence under the laws of the State of Colorado. The Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws, and directors and officers of the Surviving Corporation shall be those of AFC immediately prior to the Subsequent Merger. The name of the Surviving Corporation of the Subsequent Merger shall be “Applied Films Corporation.”

        2.2 Conversion of Capital Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Initial Merger and without any action on the part of any Party or any other Person:

(a) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of CIIC stock.

        (b)        Each share of CIIC Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Consideration. At the Effective Time, holders of CIIC Stock shall cease to be and shall have no rights as shareholders of CIIC (other than to receive the Per Share Consideration pursuant to this subsection, which shall be issuable in full satisfaction of all rights pertaining to such shares of CIIC Stock). As of the Closing Date, there shall be no transfers on the stock transfer books of CIIC of shares of CIIC Stock and, if certificates are presented to CIIC for transfer on or after the Closing Date, they shall be delivered to AFC.

        2.3 Filing of Merger Certificate; Effective Time. Simultaneously with the execution and delivery of this Agreement, the appropriate Parties shall duly execute a Certificate of Merger to be filed with the Delaware Secretary of State to effect the Merger (in the form attached as Exhibit A) (the “Merger Certificate”). The Merger Certificate shall be filed with the Delaware Secretary of State on the Closing Date. The Initial Merger shall be effective (the “Effective Time”) as of November 28, 2005 (which date shall be specified in the Merger Certificate) or the date on which the Merger Certificate has been duly filed and/or registered by the Delaware Secretary of State.

        2.4 Effects of Merger. The Parties intend for the Merger to have the effects set forth in this Agreement and the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the rights, privileges, immunities, powers, and franchises of the Merger Sub and all property (real, personal, and mixed) of the Merger Sub and all debts due to the Merger Sub on any account, and all choses in action, and every other interest of or belonging to or due to the Merger Sub, will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Merger Sub shall become debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations, restrictions, disabilities, and duties had been incurred or contracted by the Surviving Corporation. The title to any real estate or any interest therein vested, by deed or otherwise, in the Merger Sub shall not revert or in any way become impaired by reason of the Merger.

        2.5 Exchange Procedures. On the Closing Date, simultaneously with the execution and delivery of this Agreement, each of the Shareholders shall deliver (and shall cause the other shareholders of CIIC to deliver) to AFC one or more stock certificates representing all shares of CIIC Stock owned of record by such Person as of the Closing Date. Each such certificate shall be accompanied by a letter of transmittal in the form attached as Exhibit B. As soon as practicable after the Effective Time (i.e., subject only to banking hours), AFC shall deliver to the Shareholders and the other shareholders of CIIC (a) the aggregate amount of U.S. $13,875,000, by wire transfer or otherwise in immediately available funds, and (b) an aggregate number of shares of AFC Stock equal to the quotient obtained by dividing U.S. $13,875,000 by the Closing Price of AFC Stock; provided that no fractional shares of AFC Stock shall be issued and, if AFC would otherwise be required to deliver a fractional share of AFC Stock pursuant to this Section 2.5, AFC shall instead increase the cash amount to be delivered pursuant to clause (a) of this Section 2.5 by an amount equal to the product resulting from multiplying such fraction (rounded to the nearest tenth of a share) by the Closing Price of AFC Stock. Notwithstanding anything to the contrary in this Agreement (including the definition of “Per Share Consideration” and Section 2.2 above), the cash and shares of AFC Stock delivered by AFC pursuant to this Section 2.5 shall, subject to the payment of cash in lieu of fractional shares, be allocated among the Shareholders and the other shareholders of CIIC in proportion to their ownership of CIIC Stock on the Closing Date, and AFC shall take all actions reasonably necessary to cause the shares to be delivered pursuant to clause (b) of this Section 2.5 to be registered in the names of the Shareholders and other shareholders of CIIC according to such allocation. AFC shall be entitled to deduct and withhold from the amount otherwise payable pursuant to clause (a) of this Section 2.5 such amounts as AFC is required to deduct and withhold with respect to the making of any payment required under the Code or under any provision of state, local, or foreign tax law in connection with such payment. To the extent that amounts are so withheld by AFC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders and the other shareholders of CIIC, proportionately. Each share of AFC Stock delivered pursuant to this Section 2.5 shall be validly issued, fully paid, and nonassessable, shall be deemed to have been issued at the Effective Time, and shall be restricted and bear a legend as set forth in Section 2.8 below.

        2.6 Closing Deliveries. On the Closing Date, in addition to the deliveries otherwise required by this Agreement, the Parties shall execute and/or deliver the documents, instruments, and other items set forth in this Section 2.6, simultaneously with the execution and delivery of this Agreement.

(a) Deliveries by AFC and/or Merger Sub. AFC and/or Merger Sub shall execute and/or deliver to the Shareholders:

        (i)        a certificate duly executed by the Secretary of AFC, and in a form acceptable to the Shareholders’ Representative, certifying the accuracy and completeness of (x) resolutions duly adopted by the Board of Directors of AFC authorizing the execution, delivery, and performance of this Agreement and the consummation of all transactions described in this Agreement, (y) the Amended and Restated Articles of Incorporation of AFC, as in effect on the Closing Date, and (z) the Amended and Restated Bylaws of AFC, as in effect on the Closing Date;

        (ii)        a certificate duly executed by the Secretary of Merger Sub, and in a form acceptable to the Shareholders’ Representative, certifying the accuracy and completeness of (x) resolutions duly adopted by the Board of Directors of Merger Sub authorizing the execution, delivery, and performance of this Agreement and the consummation of all transactions described in this Agreement, (y) the Certificate of Incorporation of Merger Sub, as in effect on the Closing Date, and (z) the Bylaws of Merger Sub, as in effect on the Closing Date;

        (iii)        an opinion of Varnum, Riddering, Schmidt & Howlett LLP, legal counsel to AFC, opining as to the matters set forth on the attached Exhibit C, addressed to the Shareholders and dated as of the Closing Date;

(iv) a good standing certificate for AFC from the State of Colorado, dated as of a date within fifteen (15) days of the Closing Date;

(v) an Employment and Non-Competition Agreement for each of the Shareholders, in the forms attached as Exhibits D-1, D-2, and D-3, as applicable, executed by VACT;

(vi) a Pledge Agreement for each of the Shareholders and the other shareholders of CIIC who have agreed to sign Pledge Agreements, in the form attached as Exhibit F, executed by AFC; and

(vii) the Merger Certificate, duly executed by Merger Sub.

(b) Deliveries by Seller Parties. The Seller Parties shall execute and/or deliver to AFC and Merger Sub:

(i) such documents as are in the possession of a member of the Company Group and have been used by the Company Group to do business as “Vacuum Coating Technologies” prior to the Effective Time;

        (ii)        an opinion of Orrick, Herrington & Sutcliffe LLP, legal counsel to the Seller Parties, opining as to the matters set forth on the attached Exhibit E, addressed to AFC and dated as of the Closing Date;

        (iii)        a certificate duly executed by the Secretary of CIIC, and in a form acceptable to AFC, certifying the accuracy and completeness of (x) resolutions duly adopted by the Board of Directors of CIIC and the Shareholders, authorizing the execution, delivery, and performance of this Agreement and the consummation of all transactions described in this Agreement, (y) the Certificate of Incorporation of CIIC, as in effect on the Closing Date, and (z) the Bylaws of CIIC, as in effect on the Closing Date;

        (iv)        a certificate duly executed by the Secretary or other officer of each member of the Company Group other than CIIC, and in a form acceptable to AFC, certifying the accuracy and completeness of the certificate or articles of incorporation, bylaws, and/or other charter, governing, or organizational documents of such member, each as in effect on the Closing Date;

(v) a good standing certificate for each of CIIC and VACT from the State of Delaware, in each case dated as of a date within seven (7) days of the Closing Date;

        (vi)        all consents and approvals by third parties, and all governmental and regulatory filings, permits, franchises, registrations, authorizations, consents, and approvals and other licenses that are identified in Schedule 2.6(b);

(vii) an Employment and Non-Competition Agreement for each Shareholder, in the forms attached as Exhibit D-1, D-2, and D-3, as applicable, executed by the applicable Shareholder;

(viii) the stock certificates and letters of transmittal described in Section 2.5;

        (ix)        a Pledge Agreement for each Shareholder and each other shareholder of CIIC who has executed a Pledge Agreement, in the form attached as Exhibit F, each executed by the applicable shareholder, and each of which shall be accompanied by a duly executed collateral assignment of stock;

        (x)        releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Company Group and payoff letters with respect to any Indebtedness for borrowed money being repaid or refinanced on or prior to the Closing Date, excluding the Union Bank Loans, provided that the only outstanding Indebtedness under the Union Bank Loans is to support letters of credit in the amount set forth in Schedule 2.6(b)(x);

(xi) resignations of the officers and directors of each member of the Company Group; and

(xiii) the Merger Certificate, duly executed by CIIC.

        2.7 Additional Actions. If, at any time after the execution of this Agreement, AFC shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm in the Surviving Corporation all right, title, and interest in or to any share of CIIC Stock or in, to, or under any of the rights, properties, or assets of any member of the Company Group, (ii) register proper ownership of any Affiliate of CIIC with the appropriate authorities in its respective jurisdiction, or (iii) otherwise carry out the purposes of this Agreement, each Shareholder, individually and in his capacity as shareholder, director, officer, employee, and agent of any member of the Company Group, (x) hereby agrees to execute and deliver any required agreement, instrument, certificate, document, or additional power of attorney (including any required notarization, jurat, apostille, legalization or the like) and (y) hereby grants to each of AFC and the Surviving Corporation an irrevocable power of attorney, with full power of substitution, to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such shares and such rights, properties, or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of each of AFC and the Surviving Corporation are fully authorized in the name of each Shareholder, and in each such capacity in which the Shareholder may act, to take any and all such action.

        2.8 AFC Stock; Investment Representations. CIIC and each Shareholder acknowledge and agree that any and all shares of AFC Stock delivered or to be delivered by AFC pursuant to this Agreement will not be registered pursuant to the Securities Act or any other applicable securities law and will constitute “restricted stock” within the meaning of SEC Rule 144. CIIC and each Shareholder further acknowledge and agree that no such shares may be sold, assigned, pledged, hypothecated, or otherwise transferred, in whole or in part, without being registered pursuant to the Securities Act and all other applicable securities laws, unless the Shareholder presents to AFC an opinion of legal counsel, satisfactory to AFC, that no such registration is required for a contemplated transfer of any such shares (or any interest in any such shares). CIIC and each Shareholder acknowledge that each certificate representing any shares of AFC Stock delivered to him by AFC pursuant to this Agreement will contain a legend noting these transfer restrictions. Each Shareholder represents and warrants to AFC that:

(i) he is an “accredited investor,” as defined in SEC Rule 501(a);

(ii) he is able to bear the economic risk of an investment in the shares of AFC Stock to be issued to him pursuant to this Agreement for an indefinite period of time;

(iii) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment;

        (iv)        he has had the full opportunity to review all reports and documents filed by AFC (and its officers and directors) with the SEC prior to the Closing Date, has received and had the full opportunity to review the Schedule 2.8 provided by AFC dated as of the Closing Date, and has had the full opportunity to request such additional information regarding the business and financial condition of AFC as he has deemed appropriate (and any such requests for information have been fulfilled by AFC); and

(v) he is acquiring the AFC Stock pursuant to this Agreement for investment purposes, solely for his own account, and with no present intention of distributing, selling, or otherwise disposing of any such shares in connection with a distribution.

        2.9 Good Standing Certificates for Foreign Subsidiaries. As soon as practicable after the Closing Date, the Shareholders shall obtain and deliver to AFC a good standing certificate (or similar certificate or instrument) for each member of the Company Group other than CIIC and VACT from the jurisdiction of such member’s organization and from each jurisdiction in which each such member qualified to do business as a foreign corporation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each of the Shareholders hereby represents and warrants to AFC and Merger Sub, as a material inducement for AFC and Merger Sub to enter into and perform the transactions described in this Agreement, the following as of the Closing Date and as of the Effective Time, subject to all exceptions and disclosures set forth in the Disclosure Schedules attached hereto. The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3 of this Agreement. Notwithstanding the foregoing and except as otherwise noted with respect to any particular disclosure in the Disclosure Schedules, all disclosures and exceptions contained in the Disclosure Schedule shall qualify any other representations and warranties in this Agreement; provided, however, (a) the mere identification of a Contract on a Schedule shall not constitute the disclosure of an exception under any other representations and warranties unless specifically cross-referenced by paragraph number or letter, and (b) the disclosure of the mere existence of a document in one disclosure shall not constitute the disclosure of an exception based on the content of such document under any representation or warranty, unless the relevancy of the document is specifically cross-referenced by paragraph number or letter in the Disclosure Schedule or this Agreement. Except for the written representations and warranties set forth herein, Seller Parties disclaim all representations and warranties, express or implied, concerning the Company Group, the transaction contemplated hereby or any other matter, provided that this disclaimer shall not limit Section 6.8 below. These representations and warranties shall survive any investigation by AFC or Merger Sub and shall survive the Effective Time to the extent set forth in Section 6.1 below.

        3.1 Organization; Standing; Power. Each member of the Company Group is the type of entity set forth opposite its name on Schedule 3.1, and is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, as set forth on Schedule 3.1, and possesses all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each member of the Company Group is duly qualified to transact business in every jurisdiction in which the failure to so qualify has had or may have a Material Adverse Effect, and each such jurisdiction is set forth opposite such member’s name on Schedule 3.1.

        3.2 Authorization. Each Seller Party has all requisite capacity, power, and authority to execute and deliver each of the Transaction Agreements to which it is a party and to consummate all transactions contemplated thereby. The execution, delivery, and performance of each of the Transaction Agreements to which any Seller Party is a party have been duly authorized by all action required of such Seller Party. Each of the Transaction Agreements to which any Seller Party is a party has been duly executed and delivered by such Seller Party and, assuming the due authorization, execution, and delivery thereby by each other Person that is a party to such Transaction Agreement, constitutes a valid and binding obligation of such Seller Party, enforceable against it in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally; (ii) laws or regulations concerning competition or fair trade; and (iii) general principles of equity.

        3.3 No Conflict or Breach. Except as set forth on Schedule 3.3, the execution and delivery by each Seller Party of each Transaction Agreement to which it is a party, and the consummation of all transactions contemplated by the Transaction Agreements (including the Merger), and actions taken by any Seller Party after the Effective Time which are required in this Agreement, do not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) result in the creation of any Lien upon the Equity Interests or assets of any member of the Company Group pursuant to, (iv) give any third party the right to modify, terminate, or accelerate any obligation or right under, or (v) require any authorization, consent, approval, exemption or other action (which will not have been obtained by the Effective Time) by or notice or declaration to, or filing with, any Governmental Entity of the State of California (including any agency or subdivision thereof) or any other third Person pursuant to, any articles or certificate of incorporation, bylaws, or other charter, governing, or organizational documents to which any member of the Company Group is subject; any law, statute, rule, or regulation to which any member of the Company Group is subject; any Contract to which any Seller Party is a party; or any order, judgment, or decree to which any member of the Company Group or any of its assets are subject.

        3.4 Capital Stock; Subsidiaries; Related Matters. Schedule 3.4 sets forth the Equity Interests that each member of the Company Group is authorized to issue and the issued and outstanding Equity Interests of each member of the Company Group (including the record and beneficial owners of such Equity Interests), in each case as of the Closing Date. All of such Equity Interests are owned by such holders free and clear of any Liens. No member of the Company Group has any authorized or outstanding Equity Equivalents. Except as set forth in Section 3.4, no member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its outstanding Equity Interests. All of the issued and outstanding Equity Interests of each member of the Company Group have been validly issued, fully paid, and are nonassessable. Except as disclosed in Schedule 3.4, there are no statutory or contractual shareholders’ preemptive rights or rights of refusal with respect to the issuance of any Equity Interests by any member of the Company Group, and, as of the Effective Time, all of the contractual rights disclosed on Schedule 3.4 as an exception to this representation and warranty shall be of no further force or effect and the Surviving Corporation shall not have any Liability with respect to any such contractual rights. No member of the Company Group has violated any applicable federal or state securities laws in connection with the offer, sale, or issuance of any Equity Interests, and the transactions contemplated by the Transaction Agreements do not require registration of the Equity Interests in a member of the Company Group under the Securities Act or any applicable state securities laws or foreign securities laws. Except as disclosed in Schedule 3.4, there are no agreements between or among any of the members of the Company Group and/or any of the Shareholders with respect to the voting or transfer of any Equity Interests in any member of the Company Group or with respect to any other aspect of the affairs of any member of the Company Group, and, as of the Effective Time, all of the agreements disclosed on Schedule 3.4 as an exception to this representation and warranty shall be of no further force or effect and the Surviving Corporation shall not be bound by or otherwise have any Liability with respect to any such agreement. Except as set forth on Schedule 3.4, no member of the Company Group owns or possesses, directly or indirectly, any Equity Interest or Equity Equivalent in any Person, and no member of the Company Group has made or has any obligation to make any Investment in any Person.

      3.5 Financial Statements.

        (a)        Attached as Schedule 3.5 are (i) an unaudited consolidated balance sheet of the Company Group as of October 30, 2005 (the “Latest Balance Sheet”), prepared consistent with the audited consolidated balance sheet of the Company Group as of July 31, 2005, (ii) the related unaudited consolidated statements of income, cash flows, and shareholders’ equity for the 3-month period then ended, (iii) an audited consolidated balance sheet of the Company Group as of July 31, 2005, (iv) the related audited consolidated statements of income, cash flow and shareholder’s equity for the 12-month period then ended, (v) the audited consolidating balance sheet of the Company Group as of July 31, 2005, (vi) the related audited consolidating statements of income, cash flow and shareholder’s equity for the 12-month period then ended, (vii) the audited balance sheet of VACT as of December 31, 2003 and 2004, and (viii) the related audited statements of income, cash flow and shareholders’ equity for the 12-month periods then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent with the books and records of the Company Group (which are accurate and complete), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and all past periods, and fairly and accurately present the financial condition of the Company Group as of the dates of such balance sheets and the results of operations and cash flows of the Company Group for the periods ended on such dates. Specifically, and without reducing the generality of the foregoing, the audited consolidated balance sheet of the Company Group as of July 31, 2005 (including any notes thereto) has been prepared in accordance with GAAP (specifically including purchase accounting). All financial statements described in this Section 3.5 as audited were audited by Johnston, Gremaux & Rossi, LLP, certified public accountants, whose reports are included with such financial statements. Included as part of Schedule 3.5 are true, correct, and complete copies of all correspondence sent by all legal counsel for any member of the Company Group to such auditors in response to letters from any member of the Company Group to such counsel requesting that such counsel supply the auditors with certain information regarding pending or threatened litigation, unasserted claims, and other matters relevant to the auditors’ audit of such financial statements and any management letter sent to any member of the Company Group by such accountants in connection with the audit of the balance sheet of the Company Group as of July 31, 2005.

        (b)        The Company Group uses (and has used since January 1, 2003) the percentage-of-completion method for measuring revenues for the sale of its products; such method has been applied in accordance with SOP 81-1 and on a consistent basis since January 1, 2003; the asset “Costs in Excess of “Billings ” shown on the Latest Balance Sheet accurately represents revenues recognized in excess of amounts billed, as is required by SOP 81-1; the liability “Billings in Excess of Costs” shown on the Latest Balance Sheet accurately represents billings in excess of revenues recognized, as is required by SOP 81-1.

        (c)        The application of GAAP does not require the Company Group to recognize any loss or establish a reserve for any loss as of the Closing Date on any Contract for the sale of any goods or services. Except as included in such reserve on the Latest Balance Sheet, no Shareholder has any reasonable basis to expect that recognition of any such loss will be required with respect to any Contract existing as of the Closing Date that obligates any member of the Company Group to sell any goods or services.

        (d)        Except as set forth in Schedule 3.5(d), since January 1, 2004, no member of the Company Group has engaged in any transaction (including any off-balance sheet arrangement, as defined in Item 303(a)(4)(ii) for SEC Regulation S-K) which may have a Material Adverse Effect.

        (e)        On the Closing Date, the current assets of the Company Group will exceed its current liabilities by at least the amount set forth in Schedule 3.5(e), and the Company Group will have cash and cash equivalents at least equal to the amount set forth in Schedule 3.5(e).

        3.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.6, no member of the Company Group has any Liability other than: (i) Liabilities set forth on the Latest Balance Sheet, and (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business. None of the Liabilities described in clause (ii) of the preceding sentence resulted from noncompliance with any applicable laws, rules, or regulations or from a breach of Contract, breach of warranty, tort, infringement, claim, or lawsuit, and the sum of all Liabilities described in such clause (ii) does not exceed $25,000.

        3.7 No Material Adverse Change. Since July 31, 2005, (i) there has occurred no Material Adverse Effect; and (ii) the Company Group has conducted its business only in the ordinary course of business consistent with past practice.

        3.8 Accounts and Contracts Receivable. All accounts and contracts receivable reflected on the Latest Balance Sheet, and each of the accounts and contracts receivable of any member of the Company Group existing as of Closing Date and as of the Effective Time, constituted and shall constitute, at the date of the Latest Balance Sheet or as of the Closing Date or Effective Time, as the case may be, a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company Group and arose in the ordinary course of business, and no such receivable arose from any transaction with the United States or any department or agency thereof. To the Knowledge of each Shareholder, no such receivable is subject to any valid counterclaim, deduction, defense, or setoff, and except in connection with the disclosure in Schedule 3.5(c), no account debtor has asserted any counterclaim, deduction, defense, or setoff. Except for the liens to Union Bank listed in Schedule 3.8, to the Knowledge of each Shareholder, no Person has any Lien on any such receivable or any part thereof, and no agreement for deduction, free goods, discount, or other deferred price or quantity adjustment has been made with respect to any such receivable.

        3.9 Absence of Certain Developments. Except as set forth on the attached Schedule 3.9(a) through (x), since July 31, 2005, no member of the Company Group has:

(a) issued any notes, bonds, or other debt securities or any Equity Interests or Equity Equivalents;

        (b)        borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except current Liabilities incurred in the ordinary course of business and Liabilities under Contracts entered into in the ordinary course of business, provided that there shall have been no borrowing or use of the bank lines of credit of any member of the Company Group except to support letters of credit or guaranties of performance of contracts for the sale of equipment;

(c) prepaid any Indebtedness or discharged or satisfied any Lien or paid any Liability, other than current Liabilities paid in the ordinary course of business;

        (d)        declared or made any payment or distribution of cash or other property to any holders of its Equity Interest with respect to its Equity Interests, offset against or reduced any Indebtedness or other Liability owing to it by any holder of its Equity Interests, or purchased or redeemed any of its Equity Interests;

(e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

        (f)        sold, leased, licensed, assigned, or transferred (including transfers to Shareholders or any of their respective Affiliates or any Insider) any of its tangible or intangible assets (including Intellectual Property), except for sales of inventory in the ordinary course of business to unaffiliated third Persons on an arm’s length basis, or canceled any debts or claims owing to or held by it, or disclosed any confidential information;

(g) acquired any assets of any other Person (other than inventory, materials, or supplies in the ordinary course of business);

        (h)        paid any bonus or made or granted or promised any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement with respect to any Shareholder and, with respect to any other employee, other than in the ordinary course of business in a manner consistent with past practices;

        (i)        except for the application of purchase accounting to prepare the consolidated balance sheet of the Company Group as of July 31, 2005, made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory;

        (j)        incurred intercompany charges or conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable);

(k) suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business or consistent with past practice, in excess of $25,000 in the aggregate;

        (l)        entered into, amended, or terminated any Contract or taken any other action or entered into any other transaction other than in the ordinary course of business or entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;

(m) entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice;

(n) made any capital expenditures in excess of $25,000 in the aggregate;

(o) made any loans or advances to, or guarantees for the benefit of, any Persons;

(p) changed or authorized any change in its certificate or articles of incorporation, bylaws, or other charter, governing, or organizational documents;

(q) suffered any damage, destruction, or casualty loss exceeding $25,000 in the aggregate, whether or not covered by insurance;

        (r)        acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets, or made any Investment;

(s) instituted or settled any claim or lawsuit involving equitable or injunctive relief;

(t) made any payments for political contributions or made any bribes, kickback payments, or other illegal payments;

(u) except the negotiation of the kind of transaction contemplated hereby and the planning for potential alternatives, taken any action outside of the ordinary and usual course of business;

(v) failed to pay all of its Liabilities as they became due in the ordinary course of business consistent with past payment timing practices;

(w) lost the services of any senior management level or key technological employee or sustained a termination of its relationship with any customer, supplier, or other Person with which it deals; or

(x) committed or agreed to any of the foregoing.

        3.10 Personal Property; Inventory. The Company Group has good, valid, and marketable title to, or the right to use without further payment except as disclosed on Schedule 3.10, all personal property, tangible and intangible, reflected on the Latest Balance Sheet and to all other personal property owned or used by any member of the Company Group or located on any premises occupied or used by any member of the Company Group, free and clear of all Liens. All of the Company Group’s equipment, furniture, fixtures, and other tangible assets are in good operating condition and repair, have been maintained in accordance with normal industry practices, do not require any repairs, and are suitable for the purposes for which they are currently used and currently proposed to be used. The Company Group owns, leases or has the right to use without further payment except as disclosed on Schedule 3.10 all assets necessary for the conduct of its business as presently conducted or currently used in the conduct of its business. All of the Company Group’s inventory (including raw materials and work in process) is usable in the ordinary course of its business and is free from defects, and all finished goods are saleable in the ordinary course of the Company Group’s business, except for the obsolescence reserve set forth in the Latest Balance Sheet, which was established in a manner consistent with the audited balance sheet referenced in Section 3.5(a)(iii).

        3.11 Real Property. The attached Schedule 3.11 sets forth the address of, and a list of all leases, subleases, licenses, or other Contracts (“Leases”) for the use or occupancy of any real property (collectively, the “Leased Real Property”) in which any member of the Company Group has a leasehold, subleasehold, or licensed interest. The Seller Parties have delivered to AFC a true and complete copy of each written Lease, and in the case of any oral Lease, a written summary of the terms thereof. With respect to each of the Leases: (a) the Lease is legal, valid, binding, enforceable, and in full force and effect; (b) the consummation of the transactions contemplated by this Agreement will not result in a breach of or default under the Lease or otherwise cause the Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Time; (c) no member of the Company Group nor any other party to the Lease is in breach or default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time, or both, would constitute such a breach or default or permit the termination, modification, or acceleration of rent under the Lease; (d) no member of the Company Group nor any other party to the Lease has repudiated any term thereof, and there are no disputes, oral agreements, or forbearance programs in effect with respect to the Lease; and (e) no member of the Company Group has assigned, subleased, mortgaged, deeded in trust, or otherwise transferred or encumbered the Lease or any interest in such Leased Real Property, except for Permitted Liens. To the Knowledge of each Shareholder, each of the Leased Real Properties complies with all applicable legal requirements. Except for the Company Group’s interest in the Leased Real Property, no member of the Company Group owns or holds, directly or indirectly, any right, title, or interest in or to any real property, nor does any member of the Company Group have any duty or obligation relating to any real property.

        3.12 Tax Matters. Schedule 3.12 contains a list of states, territories, and jurisdictions (whether foreign or domestic) in which any member of the Company Group files or is required to file any Tax Return. Except as set forth on Schedule 3.12:

        (a)        each member of the Company Group has timely filed all Tax Returns that are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete, and accurate in all respects;

        (b)        all Taxes due and payable by any member of the Company Group, whether or not shown on a Tax Return, on or before the Closing Date have been paid; the Latest Balance Sheet has adequate reserves for all Taxes of each member of the Company Group that are accrued but not yet due as of the date of the Latest Balance Sheet; and no member of the Company Group has incurred any Tax Liability since the date of the Latest Balance Sheet through the Effective Time other than any Tax Liability incurred in the ordinary course of business and consistent with past practice;

(c) no deficiency for any amount of Tax has been asserted in writing or assessed by a taxing authority against any member of the Company Group;

(d) there is no action, suit, proceeding, or audit or any written notice of inquiry of any of the foregoing pending or threatened against any member of the Company Group regarding Taxes;

(e) no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(f) no member of the Company Group has been a member of an Affiliated Group;

        (g)        no claim has ever been made by a taxing authority in writing that any member of the Company Group is required to either pay Taxes or file Tax Returns in a jurisdiction in which such member was not and/or is not paying Taxes or filing Tax Returns;

        (h)        no member of the Company Group has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by Contract, or otherwise;

        (i)        each member of the Company Group has withheld all Taxes required to have been withheld and has paid to the appropriate governmental authorities all withholding Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, seller, shareholder, partner, member, or other owner or any other Person;

        (j)        no member of the Company Group has made any payments or is or shall become obligated (under any Contract entered into on or before the Closing Date) to make any payments that are non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

(k) no member of the Company Group has made an election under former Section 341(f) of the Code;

        (l)        no member of the Company Group will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) as a result of any installment sale or open transaction or disposition made on or prior to the Closing Date, or (D) as a result of any prepaid amount received on or prior to the Closing Date, to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or to include any adjustments in taxable income for any taxable period (or any portion thereof);

(m) each member of the Company Group has made all required deposits under Section 7519 of the Code;

        (n)        no member of the Company Group has any Liability for the payment of any Taxes arising as a result of any expressed or implied obligation to indemnify or otherwise assume or succeed to the Liability for the payment of any Taxes of any other Person; and

        (o)        CIIC has made a valid election to be taxed as a subchapter S corporation under Section 1362 of the Code and CIIC has made a valid election to treat VACT as a qualified subchapter S subsidiary under Section 1362 of the Code for all periods of time from and including January 1, 2005, through the day immediately prior to the Closing Date.

      3.13 Contracts and Commitments.

        (a)        Except as set forth on Schedule 3.13(a) and except for any contract or instrument that is either (i) not material to the Company Group as a whole or (ii) can be terminated on 90 or fewer days’ notice with no penalty or other termination payment, no member of the Company Group is a party to or bound by any Contract, including any:

        (i)        collective bargaining agreement or other Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement, or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance, or similar plan or practice, whether formal or informal;

(ii) Contract for the employment of any Person or for the hiring of any Person on a contractor or consulting basis or any severance agreements or change-of-control agreements;

(iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets, other than Permitted Liens;

(iv) Contract with respect to the lending or investing of funds;

(v) license or royalty Contract;

        (vi)        Contract under which it is lessee of, or holds or operates, any personal property owned by any other Person or under which it is lessor of or permits any other Person to hold or operate any property, real or personal, owned or controlled by it;

(vii) Contract for the purchase or sale of supplies, products, or other property or for the furnishing or receipt of services requiring payment by either party of more than $25,000 in any year;

(viii) Contract relating to ownership of or Investments in any business or enterprise (including Investments in joint ventures and minority equity Investments);

(ix) Contract which prohibits it, geographically, from freely engaging in business anywhere in the world;

(x) Contract relating to the distribution, marketing, advertising, or sales of its products or services requiring payment by either party of more than $25,000 in any year;

(xi) Contract pursuant to which it subcontracts work to a third Person;

(xii) power of attorney;

(xiii) software license, maintenance, or related Contract;

(xiv) Tax indemnity, Tax sharing, Tax allocation, or similar Contract; or

(xv) Contract relating to the acquisition or sale of its or any other Person’s business (or any material portion thereof).

        (b)        All of the Contracts set forth on Schedule 3.13(a) are in full force and effect and are valid, binding, and enforceable obligations of the member of the Company Group that is a party thereto, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally, except as provided in Schedule 3.13(a)(i); (ii) laws or regulations concerning competition or fair trade; and (iii) general principles of equity. The member of the Company Group that is a party to each Contract set forth on Schedule 3.13(a), and each other Person(s) that is a party to each such Contract, has performed all obligations required to be performed by it under the Contract and is not in default under or in breach of nor in receipt of any claim of default or breach under any such Contract. No event has occurred that, with the passage of time or the giving of notice or both, would result in a default, breach, or event of noncompliance by any member of the Company Group or any other Person under any such Contract. Except where AFC and the Shareholders have elected not to seek consent to assign or have collectively determined such consent is not required from a third party as identified on Schedule 3.13(b), the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of, any obligation of any member of the Company Group under any such Contract. None of the terms or provisions of any such Contract has had or, to the Knowledge of each Shareholder, is reasonably likely to have a Material Adverse Effect. No member of the Company Group has any present expectation or intention of not fully performing all of its obligations under each such Contract to which it is a party, and except as described in Schedule 3.13 no Shareholder has any reason to believe any other Person will breach any such Contract. The Seller Parties have supplied AFC with a true, correct, and complete copy of each written Contract and an accurate description of each of the oral Contracts listed on Schedule 3.13(a), together with all amendments, waivers, or other changes thereto. Except as disclosed on Schedule 3.13(b), no member of the Company Group has made any written or oral proposal, bid, or offer which, if accepted, would result in a Contract required to be disclosed on Schedule 3.13(a).

        3.14 Intellectual Property. The attached Schedule 3.14 contains a complete and accurate description of all Intellectual Property owned or used by any member of the Company Group and an identification of the owner of such Intellectual Property. Schedule 3.14 also contains a complete and accurate list of (i) all licenses and other rights granted by any member of the Company Group to any third Person with respect to any Intellectual Property, except licenses and rights granted with respect to the sale of equipment in the ordinary course of business, (ii) all licenses and other rights granted by any third Person to any member of the Company Group with respect to any Intellectual Property, and (iii) all other Contracts to which any member of the Company Group is a party or that are known to any Shareholder and affect the ability of any member of the Company Group to use or disclose any Intellectual Property, in each case identifying the subject Intellectual Property. Except as set forth on Schedule 3.14, each member of the Company Group owns all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property necessary for the operation of its business as presently conducted, free and clear of all Liens. The loss or expiration of any Intellectual Property owned or used by any member of the Company Group has not had a Material Adverse Effect, and no such loss or expiration is threatened or pending that will have a Material Adverse Effect. During the period commencing April 4, 2002 to date, the Company Group has taken all necessary actions to secure, maintain, and protect the Intellectual Property that it owns, and to the Knowledge of each Shareholder, prior to April 4, 2002, the Company Group took all necessary actions to secure, maintain, and protect the Intellectual Property that it owned. There have been no claims made against any member of the Company Group or any of their respective Affiliates asserting the invalidity, misuse, or unenforceability of any Intellectual Property that are still pending or, if still pending, are reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 3.14, no member of the Company Group has received any notice of any infringement or misappropriation by, or conflict with, any third Person with respect to any Intellectual Property (including any demand or request that such member or any other member of the Company Group license any rights from a third Person). To the Knowledge of each Shareholder, the conduct of the Company Group’s business has not infringed, misappropriated, or conflicted with, and does not infringe, misappropriate, or conflict with, any Intellectual Property of other Persons, nor to the Knowledge of each Shareholder would the continued conduct of the Company Group’s business as presently conducted (including plans reflected in existing Contracts and outstanding proposals or bids to customers or prospective customers) infringe, misappropriate, or conflict with any Intellectual Property of other Persons. Except as set forth in Schedule 3.14, to the Knowledge of each Shareholder, the Intellectual Property owned by or licensed to the Company Group has not been infringed, misappropriated, or conflicted by any other Person. Except as set forth in Schedule 3.14, no member of the Company Group has agreed to indemnify any third Person for or against any interference, infringement, or other conflict with respect to any Intellectual Property. No member of the Company Group nor, to the Knowledge of each Shareholder, any licensor to any member of the Company Group of any Intellectual Property has violated any law or any governmental regulation or requirement with respect to such Intellectual Property. Except where AFC and the Shareholders have elected not to seek consent to assign or have collectively determined such consent is not required from a third party as set forth on Schedule 3.14, the transactions contemplated by this Agreement will have no Material Adverse Effect on the Company Group’s right, title and interest in and to the Intellectual Property listed on Schedule 3.14. During the period April 4, 2002 to date, each new employee of each member of the Company Group has duly executed and delivered to the member of the Company Group with which he or she is employed an invention assignment agreement in the form attached to Schedule 3.14, and each such invention assignment agreement is in full force and effect and constitutes a valid, binding, and enforceable obligation of each such employee. To the Knowledge of each Shareholder, prior to April 4, 2002, each employee of each member of the Company Group had duly executed and delivered to the member of the Company Group with which he or she was employed an invention assignment agreement substantially in the form attached to Schedule 3.14 or to similar effect, and each such invention assignment agreement is in full force and effect and constitutes a valid, binding, and enforceable obligation of each such employee.

        3.15 Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or threatened against or affecting any member of the Company Group (or any of their respective officers, directors, employees, or Affiliates with respect to the Company Group’s business), or pending or threatened by any member of the Company Group against any Person, in each case at law or in equity, before or by any governmental department, commission, board, bureau, agency, court, or instrumentality (including any actions, suit, proceedings, orders, investigations, or claims with respect to the transactions contemplated by this Agreement); nor have there been any such actions, suits, proceedings, orders, investigations, or claims at any time since January 1, 2004 except as described in Schedule 3.15; nor is any member of the Company Group contemplating instituting any such action, suit, proceeding, order, investigation, or claim against any Person, except as described in Schedule 3.15. No member of the Company Group is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit). No member of the Company Group is subject to any judgment, order, or decree of any court or other Governmental Entity, and no officer, director, employee, or Affiliate of any member of the Company Group is subject to any such judgment, order, or decree as it relates to the business of the Company Group. No member of the Company Group has received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage that may constitute a Material Adverse Effect.

        3.16 Corporate Records; Related Matters. The minute books and stock records of each member of the Company Group are complete and accurate and all signatures included within such books and records are the genuine signatures of the persons indicated as signing. True, correct, and complete copies of the minute books and stock records of each member of the Company Group, including their respective articles or certificate of incorporation, bylaws, and/or other charter, governing, or organizational documents, and all amendments to each, have been delivered to AFC. Schedule 3.16 contains a list of all officers, directors, and managers of, and all Persons holding a power of authority from, each member of the Company Group. Schedule 3.16 also contains a list of all names under which any member of the Company Group has ever transacted business.

        3.17 Consents. Except as set forth in Schedule 3.17 and except for consents and approvals that will be obtained by the Effective Time, no permit, consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity of the State of California (including any agency or subdivision thereof) is required (a) in connection with the execution, delivery, and performance of any Transaction Agreement or the consummation of any transactions contemplated by any Transaction Agreement, (b) in order to prevent a breach of or default under or a termination or modification of or any right of acceleration of any Liability under any Contract to which any member of the Company Group is a party or by which any of its assets are bound, or (c) in order to permit each member of the Company Group to continue the operation of its business after the Effective Time in the manner conducted as of the Effective Time.

        3.18 Insurance. The attached Schedule 3.18 contains a description (including policy number, term, carrier, amount, named insured(s), general coverage, and premium) of each insurance policy, indemnity agreement, and bond maintained by any member of the Company Group with respect to their respective assets and business, and each such policy, indemnity agreement, and bond is in full force and effect. True, correct, and complete copies of all such policies, indemnity agreements, and bonds have been delivered to AFC. To the Knowledge of each Shareholder, no member of the Company Group is in default with respect to its obligations under any such policy, indemnity agreement, or bond, and all premiums and other amounts due (without regard to any grace period) with respect to all such policies, indemnity agreements, and bonds have been paid. No member of the Company Group has been denied insurance or bond coverage or has received notice from any issuer of any policy, indemnity agreement, or bond issued to it of the issuer’s intention to cancel or refusal to renew any such policy or bond. No member of the Company Group currently maintains, nor has any of them ever maintained, any self-insurance or co-insurance program. The insurance, indemnity, and bond coverage currently maintained by each member of the Company Group is substantially similar to the coverage carried by other Persons of established reputations engaged in the same or similar business as such member in the same geographic region(s) as such member.

        3.19 Employees. Attached to Schedule 3.19 is a list setting forth each employee of each member of the Company Group, such employee’s title, status (e.g., full-time, part-time, active, on leave, etc.), current base salary (or hourly wage), bonus or deferred compensation arrangements, original date of hire, accrued vacation time (or compensation in lieu of vacation), fringe benefits, and service credited for purposes of vesting and/or eligibility under any employee benefit plan or similar arrangement. No Shareholder has received or has Knowledge of any member of the Company Group receiving any written or oral notice from any of its senior management-level employees that such employee intends to terminate his or her employment and, to the Knowledge of each Shareholder, no such employee has any plans to terminate his or her employment. Each member of the Company Group has complied with all applicable laws, rules, and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, retirement plans, health and welfare plans, equal employment opportunity, employment discrimination, and employment safety. Except as described in Schedule 3.19 or with respect to matters barred by statutes of limitation, no member of the Company Group has ever received any notice of any claim that it has not complied with any of the foregoing or that it is liable for any arrears, wages, Taxes, penalties, or interest for failure to comply with any of the foregoing. With respect to employees of any member of the Company Group, except as described in Schedule 3.19, none of the following events or circumstances exists or is threatened or has occurred since January 1, 2004: union organization activity, strike, work stoppage, labor dispute, controversy, claim of illegal or improper conduct or activity, grievance, charge of unfair labor practice, or arbitration proceeding. To the Knowledge of each Shareholder, no employee of any member of the Company Group is subject to any non-compete, non-disclosure, confidentiality, employment, consulting, or similar Contract that is in conflict with the present business activities of the Company Group.

        3.20 ERISA. Except as set forth on the attached Schedule 3.20:

        (a)       No member of the Company Group has any obligation to contribute to (or any other Liability, including current or potential withdrawal Liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

        (b)       No member of the Company Group maintains or has any obligation to contribute to (or any other Liability with respect to) any plan, program, or arrangement whether or not terminated, which provides medical, health, life insurance, or other welfare-type benefits for current or future retired or terminated employees, except as may be required pursuant to the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or such similar state law).

        (c)       No member of the Company Group maintains, contributes to, or has any Liability under (or with respect to) any employee plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.

        (d)        No member of the Company Group maintains, contributes to, or has any Liability under (or with respect to) any employee plan which is a “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated.

        (e)        No member of the Company Group maintains, contributes to, or has any Liability under (or with respect to) any plan, programs, or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, severance, employment agreement, employee health, or other welfare benefit plan or other arrangement, whether or not terminated and whether or not subject to ERISA.

        (f)        No plan maintained by any member of the Company Group or to which any member of the Company Group has an obligation to contribute, or with respect to which any member of the Company Group has any other Liability, has any material unfunded Liability.

        (g)        Each employee benefit plan set forth on Schedule 3.20 and all related material trusts, insurance contracts, and funds have been maintained, funded, and administered in material compliance with their respective terms and the terms of any applicable collective bargaining agreements and in material compliance with ERISA and any other applicable laws.

        (h)        None of the employee benefit plans set forth on Schedule 3.20 obligates any member of the Company Group to pay any separation, severance, termination, or similar benefits as a result of the consummation of the transactions contemplated by the Transaction Agreements.

        (i)        With respect to each employee benefit plan set forth on Schedule 3.20, the Seller Parties have delivered or made available to AFC a true, complete, and accurate copy of (i) the most recent annual report (Form 5500) filed with the IRS and the two most recent actuarial reports and financial statements with respect to which such forms or reports are required, (ii) such employee benefit plan and all amendments thereto, (iii) each trust agreement, insurance contract, or administration agreement relating to such plan, (iv) the most recent summary plan description for each plan for which a summary plan description is required, (v) the most recent determination letter or opinion, if any, issued by the IRS with respect to any plan intended to be qualified under Section 401(a) of the Code or any plan or related trust intended to be tax-exempt under any other provision of the Code, (vi) any request for a determination currently pending before the IRS, and (vii) all material correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any such plan.

        (j)        No “reportable event” or nonexempt “prohibited transaction” (as such terms are defined in ERISA and the Code, as applicable) has occurred with respect to any employee benefit plan set forth on Schedule 3.20 during the six years preceding the Closing Date.

(k) No member of the Company Group maintains any plan in any foreign country requiring contributions by any member of the Company Group.

        3.21 Compliance with Laws. Each member of the Company Group has complied and is in compliance with all applicable laws, treaties, ordinances, codes, rules, requirements, regulations, orders, and directives of all Government Entities, or of any trade or other membership association to which it belongs, except the failure of which has an inconsequential impact on the Company Group or can be cured without incurring costs in excess of $10,000 in the aggregate. No notices have been received by and no claims have been filed against any member of the Company Group alleging a violation of any of such laws, treaties, ordinances, codes, rules, requirements, regulations, orders, and directives. Without limiting the generality of the first sentence of this Section 3.21, no member of the Company Group nor any of their respective Insiders, has at any time made any bribes, kickback payments, or other similar payments of cash or other consideration, including payments to any business relations, for purposes of doing business with such Persons. To the Knowledge of each Shareholder, there are no regulations or legislation pending before any Governmental Entity of the State of California (including any agency or subdivision thereof) which, if adopted, may have a Material Adverse Effect.

      3.22 Environmental and Safety Matters.

(a) Each member of the Company Group has complied in all material respects and is currently in compliance in all material respects with all Environmental and Safety Requirements.

        (b)       Without limiting the generality of subsection (a) above, each member of the Company Group has obtained and complied in all material respects with, and is currently in material compliance with, all permits, licenses, and other authorizations that may be required pursuant to Environmental and Safety Requirements. A list of all such permits, licenses, and other authorizations (and the identity of the member of the Company Group holding such permit, license, or other authorization) is set forth on the attached Schedule 3.22(b).

        (c)       Except as set forth in Schedule 3.22(c), no member of the Company Group has received any written notice or report from a Governmental Entity or any other Person regarding any actual or alleged violation of Environmental and Safety Requirements or any Liabilities or potential Liabilities, including any investigatory, remedial, or corrective obligations, arising under any applicable Environmental and Safety Requirements.

        (d)       No member of the Company Group nor any of their respective current Affiliates (nor, to the Knowledge of each Shareholder, any of their respective predecessors) has treated, stored, disposed of, manufactured, handled, or released any substance (including any hazardous substance), arranged for, permitted the disposal of, or transported any such substance, or owned or operated any property or facility contaminated by any such substance, in a manner that has given or would give rise to Liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other Environmental and Safety Requirements.

        (e)       None of the Transaction Agreements nor the consummation of any transaction contemplated by the Transaction Agreements will result in any Liability for site investigation or cleanup or notification to or consent of any Governmental Entity or other Person pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” laws.

        (f)       No member of the Company Group has expressly assumed or undertaken or otherwise become subject toany Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements except as may be reflected in written agreements relating to the purchase, sale or lease of real property identified in Schedule 3.13(a).

        (g)       No member of the Company Group nor any of their respective predecessors or Affiliates,has manufactured, designed, marketed, sold, installed or distributed products containing asbestos, and with respect to such entities, no basis in law or fact exists to support an assertion of any claim, action or obligation with respect to the presence of asbestos in or on any product or at or upon any property or facility.

        (h)       The Company Group has furnished to AFC all existing environmental audits, reports, and other material environmental documents relating to its, or its Affiliates’ past or current properties, facilities, or operations that are in its possession or that are available to the Company Group.

        3.23 Affiliated Transactions. Except as set forth on attached Schedule 3.23, no officer, director, employee, holder of any Equity Interest, member, or Affiliate of any member of the Company Group or any individual related by blood, marriage, or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”) (i) is a party to any Contract or transaction with any member of the Company Group, (ii) has any interest in any property used by any member of the Company Group, (iii) has any interest in any supplier or customer of any member of the Company Group or in any other Person with which any member of the Company Group does business or that competes, directly or indirectly, with any member of the Company Group, (iv) is indebted to any member of the Company Group, (v) owns or has otherwise retained any right to use any asset, right, or contractual benefit that is used by any member of the Company Group in connection with the operation of its business as presently conducted, or (vi) has any business or other interest in conflict with the interests of any member of the Company Group.

        3.24 Customers and Suppliers. The attached Schedule 3.24 accurately sets forth a list of the top 10 customers and the top 10 suppliers of each member of the Company Group by dollar volume of sales and purchases for the 12-month period ended October 31, 2005. No member of the Company Group has received any notice from any supplier listed on Schedule 3.24, nor does any Shareholder have Knowledge, to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price, or otherwise) with respect to, supplying materials, products, or services to the Company Group (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No member of the Company Group has received any notice from any customer listed on Schedule 3.24, nor does any Shareholder have Knowledge, to the effect that such customer will stop, or materially decrease the rate of, buying products of the Company Group (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except for any pricing terms related to equipment already delivered and except as specifically identified on Schedule 3.24, no member of the Company Group is obligated to extend as of the Closing Date price rebates, pricing concessions, and/or similar discount arrangements.

        3.25 Product Warranties. Except as is reflected in warranty reserves on the Latest Balance Sheet or except as described in Schedule 3.25, all products and goods developed, manufactured, sold, licensed, or delivered by any member of the Company Group and all services rendered by any member of the Company Group have been in conformity with all applicable contractual commitments and all applicable express and implied warranties. With respect to products developed, manufactured, sold, licensed, or delivered by any member of the Company Group (including work in process and orders for any such products received and accepted by any member of the Company Group) and/or services rendered by any member of the Company Group, no member of the Company Group has given any guaranty, warranty, or other indemnity (including as a result of any course of conduct between any member of the Company Group and any Person or as a result of any statements in any of the product or promotional literature used by any member of the Company Group), except for express written warranties in Contracts listed on Schedule 3.13(a)(vii) or as otherwise set forth on Schedule 3.25. The warranty reserve set forth on the Latest Balance Sheet has been established in a manner consistent with past practice and is greater than or equal to the cost and all other Liabilities and/or damages of the Company Group as a whole, with respect to its performance of all outstanding guaranties, warranties, or other indemnities (including those arising by operation of law), taken together in the aggregate. Except as described in Schedule 3.25, no member of the Company Group has been notified of any claims for, and no Shareholder has any Knowledge of any threatened claims for, any product returns, warranty obligations, or product services relating to any products or services provided or sold by any member of the Company Group. There are no pending product recalls, withdrawals, or seizures with respect to any products developed, sold, licensed, or delivered by any member of the Company Group or with respect to any services rendered by any member of the Company Group.

        3.26 Product Certifications. Each member of the Company Group holds all product registrations, accreditations, and other certifications required for the conduct of its business as presently conducted, except for those for which the failure of any such member to hold will not have a Material Adverse Effect (collectively, the “Product Certifications”). Each member of the Company Group is and has been in compliance with the terms and conditions of all such Product Certifications, and no notices have been received by any member of the Company Group alleging the failure to hold any Product Certification. No member of the Company Group has received notice of any present or future action rescinding any such Product Certifications or any loss or expiration of any such Product Certifications. All of such Product Certifications will be held by the Company Group on identical terms immediately following the Closing Date.

        3.27 Indebtedness. Except as set forth on the attached Schedule 3.27, no member of the Company Group has or is subject to any Indebtedness.

        3.28 Permits and Licenses. Each member of the Company Group has all necessary permits, licenses, certificates of inspection, registrations, certifications, and other authorizations necessary to conduct its business at the locations and in the manner presently conducted, except for those for which the failure of any such member to hold will not have a Material Adverse Effect. No member of the Company Group has received written notice, nor does any Shareholder have any reasonable basis to expect, that any further permits, licenses, certificates of inspection, registrations, certifications, or other authorizations are or will be required of any member of the Company Group. None of the transactions contemplated by any of the Transaction Agreements will terminate or violate any such permits, licenses, certificates of inspection, registrations, certifications, or other authorizations except as will not have a Material Adverse Effect. Set forth on Schedule 3.28 is a list of all such permits, licenses, certificates of inspection, registrations, certifications, and authorizations for each member of the Company Group. No member of the Company Group has violated or received any notice of violation of any such permits, license, certificates of inspection, registrations, certifications, and other authorizations, except for any violation which will not have a Material Adverse Effect.

        3.29 Bank Accounts. Schedule 3.29 contains a list of all bank accounts and safe deposit boxes of each member of the Company Group and all persons authorized to sign checks drawn on such accounts and/or to have access to such safe deposit boxes.

        3.30 Predecessors. Schedule 3.30 contains a list of all names of predecessor companies of each member of the Company Group, including the names of any Person from which any member of the Company Group acquired any of its material assets. Except as described in Schedule 3.30, no member of the Company Group has been a Subsidiary or division of any Person other than another member of the Company Group.

        3.31 Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of each Seller, the consummation of the Merger and the other transactions contemplated by the Transaction Agreements will not cause AFC to have to disclose any material weakness pursuant to Item 308(a)(3) of SEC Regulation S-K.

        3.32 Business Plan. The assumptions and projections used to develop the Business Plan are made in good faith based on the past practices of the Company Group. None of the Shareholders has any reason to believe that such Business Plan does not represent a reasonable basis for the operation of the Company Group for the periods provided. No member of the Company Group has entered into any Contract, or issued any quote, purchase order, offer, or other commitment capable of becoming a Contract, to supply any product or services on terms that, to each Shareholder’s Knowledge, are inconsistent with the Business Plan or otherwise unprofitable or uneconomic. The Shareholders are not aware of any fact or circumstance that could reasonably be expected to result in a Material Adverse Effect on CIIC or VACT. The Business Plan is a forecast and whether the forecasted financial results are achieved is subject to risk and uncertainty, including but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of products and services and market acceptance of the Merger.

        3.33 Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any member of the Company Group or any Shareholder.

        3.34 Disclosure. Neither this Agreement nor any of the exhibits, schedules or attachments hereto contain any untrue statement of a material fact or omit a material fact necessary to make each representation and each warranty made by any Seller Party contained herein or therein not misleading. There is no fact that materially and adversely affects the accuracy of such representations and warranties, or that is reasonably likely to have a Material Adverse Effect, that is not fully disclosed in this Agreement

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF AFC AND MERGER SUB

        AFC and Merger Sub each hereby represents and warrants to each of the Shareholders, as a material inducement for each of the Shareholders to enter into and perform the transactions described in this Agreement, the following as of the Closing Date, subject to the disclosures made in Schedules 2.8 and 4.3. Except for the written representations and warranties set forth herein, each of AFC and Merger Sub disclaims all representations and warranties, express or implied, concerning itself and its Affiliates, the transaction contemplated hereby, or any other matter, provided that this disclaimer shall not limit Section 6.8 below.

        4.1 Organization; Standing; Power. AFC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and possesses all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        4.2 Authorization. Each of AFC and Merger Sub has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to consummate all transactions contemplated thereby. The execution, delivery, and performance by each of AFC and Merger Sub of each of the Transaction Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of such Party. Each of the Transaction Agreements to which AFC is a party has been duly executed and delivered by AFC and, assuming the due authorization, execution, and delivery thereby by each other Party, constitutes a valid and binding obligation of AFC, enforceable against AFC in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally; (ii) laws or regulations concerning competition or fair trade; and (iii) general principles of equity. Each of the Transaction Agreements to which Merger Sub is a party has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution, and delivery thereby by each other Party, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally; (ii) laws or regulations concerning competition or fair trade; and (iii) general principles of equity.

        4.3 Capitalization. As of the Closing Date, the authorized capital stock of AFC consists of 40,000,000 shares of AFC Stock. At the close of business on November 21, 2005, 14,964,204 shares of AFC Stock were issued and outstanding. As of the close of business on November 21, 2005, except for this Agreement and the issuance of stock options disclosed on Schedule 4.3 and as disclosed in AFC’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005, as filed with the SEC, including the exhibits thereto, there are no Equity Equivalents of AFC issued or outstanding. As of the Closing Date, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock of Merger Sub (no par value per share), and 1,000 shares of common stock of Merger Sub (no par value per share) are issued and outstanding. As of the Closing Date, there are no Equity Equivalents of Merger Sub issued or outstanding.

      4.4 Required Filings.

        (a)        AFC has filed all forms, reports and documents required to be filed by AFC with the SEC, and previously has made available to the Shareholders upon request, copies, in the form filed with the SEC, of (i) its Annual Report on Form 10-K for the fiscal year ended July 2, 2005, (ii) its Quarterly Report on Form 10-Q for the period ended October 1, 2005, (iii) all definitive proxy statements relating to AFC’s meetings of stockholders (whether annual or special) held in 2005, and (iv) all other forms, reports and registration statements filed with the SEC by AFC after October 1, 2005, but prior to the Closing Date, and AFC will have made available to Shareholders upon request, true and complete copies of any additional documents filed with the SEC by AFC after the date hereof and prior to the Effective Time (collectively, the “AFC SEC Documents”). As of their respective filing dates, the AFC SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, the Securities Act and the rules and regulations of the National Association of Securities Dealers, and none of the AFC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed AFC SEC Document.

        (b)        The consolidated financial statements of AFC, including the notes thereto, included in the AFC SEC Documents (the “AFC Financial Statements”) were complete and correct in all material respects as of their respective filing dates (except to the extent corrected by or disclosed in a subsequently filed AFC SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The AFC Financial Statements fairly present the consolidated financial condition and operating results of AFC and its subsidiaries at the dates and during the periods indicated therein (except to the extent corrected by or disclosed in a subsequently filed AFC SEC Document). There has been no change in AFC accounting policies except as described in the notes to the AFC Financial Statements or in AFC SEC Documents.

        (c)        Neither AFC nor any of its subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) required to be included in the AFC Financial Statements under GAAP other than (i) liabilities disclosed in the AFC Financial Statements and the related notes thereto; (ii) normal or recurring liabilities incurred since October 1, 2005 in the ordinary course of business consistent with past practice; and (iii) liabilities under this Agreement and any related document.

        4.5 Compliance with Laws. AFC has complied and is in compliance with all applicable laws, treaties, ordinances, codes, rules, requirements, regulations, orders, and directives of all Government Entities, or of any trade or other membership association to which it belongs, the failure to comply with which will have a Material Adverse Effect. No notices have been received by and no claims have been filed against AFC alleging a violation of any of such laws, treaties, ordinances, codes, rules, requirements, regulations, orders, and directives. Without limiting the generality of the first sentence of this Section 4.5, to the Knowledge of AFC, AFC nor any of its Insiders, has at any time made any bribes, kickback payments, or other similar payments of cash or other consideration, including payments to any business relations for purposes of doing business with such Persons.

        4.6 Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon AFC or Merger Sub.

        4.7 Disclosure. Neither this Agreement nor any of the exhibits, schedules or attachments hereto contain any untrue statement of a material fact or omit a material fact necessary to make each representation and each warranty made by either AFC or Merger Sub contained herein or therein not misleading. There is no fact that materially and adversely affects the accuracy of such representations and warranties or that is reasonably likely to have a Material Adverse Effect on AFC, that is not fully disclosed in this Agreement, other than as disclosed in AFC’s SEC Documents.

        4.8 Consents. Except for consents and approvals that will be obtained by the Effective Time, no permit, consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity of the State of Colorado (including any agency or subdivision thereof) is required (a) in connection with the execution, delivery, and performance of any Transaction Agreement or the consummation of any transactions contemplated by any Transaction Agreement, (b) in order to prevent a breach of or default under or a termination or modification of or any right of acceleration of any Liability under any Contract to which AFC is a party or by which any of its assets are bound, or (c) in order to permit AFC to continue the operation of its business after the Effective Time in the manner conducted as of the Effective Time.

        4.9 Reorganization. AFC has no plan or intention to sell or otherwise dispose of any of the assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, and following the Merger, AFC will continue the historic business of CIIC and VACT or use a significant portion of such corporations’ historic business assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d).

ARTICLE 5
COVENANTS

        The Parties hereby covenant and agree as follows:

        5.1 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (a) the obtaining of all necessary actions or non-actions, waivers, consents, and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals, or waivers from any other Person, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to either the Merger or this Agreement vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require any of AFC, Merger Sub, CIIC, VACT, or any of their respective Affiliates to make any divestiture or consent to any divestiture in order to fulfill any condition, or obtain any consent, authorization, or approval where AFC and Shareholders have jointly decided consent is not needed as set forth on Schedule 3.17, or to appeal an injunction or order, or to post a bond in respect of such appeal.

        5.2 Receipt of Notices or Other Communications. Each Shareholder agrees to promptly furnish AFC with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such Shareholder (in whatever capacity) from any Governmental Entity with respect to any of the transactions contemplated by any Transaction Agreement. Each Shareholder further agrees not to respond to any such communication or to otherwise make any written or verbal communication to any Governmental Entity with respect to any of the transactions contemplated by any Transaction Agreement without the express prior written consent of AFC.

        5.3 Publicity; Confidentiality. No Party other than AFC shall issue any press release or other public disclosure with respect to the Merger or any transaction contemplated by any Transaction Agreement or any related matter, or otherwise issue any written public statements with respect to such transactions or matters, without the express prior written consent of AFC, which consent can be withheld in the sole discretion of AFC. The Parties expressly agree that, in addition to any other right or remedy AFC may have, AFC may seek and obtain specific performance of the covenants and agreements set forth in or made in this Section 5.3 and temporary and permanent injunctive relief to prevent any breach or violation or threatened breach or violation thereof, and that no bond or other security is required from AFC in connection therewith. Notwithstanding the provisions of this Section 5.3, the existing Confidentiality Agreement between the Parties shall continue in full force and effect in accordance with its terms, except that AFC may make such disclosure and filings as are required by law.

        5.4 Conduct of Business Pending Effective Time. From and after the Closing Date and until the Effective Time, the Shareholders agree to cause each member of the Company Group to do all of the following:

(a) carry on its respective business in substantially the same manner as it has prior to and as of the Closing Date and not introduce any new method of management, operation, or accounting;

(b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at the Closing Date;

(c) perform all of its obligations under Contracts relating to or affecting its respective assets, properties, or rights;

(d) keep in full force and effect all insurance policies and coverage in effect as of the Closing Date;

        (e)        use its best efforts to maintain and preserve its business organization intact, retain its present employees, and maintain its relationships with suppliers, customers, and others having business relations with it;

(f) comply with all permits, laws, rules, regulations, consent orders, and all other orders of Governmental Entities;

(g) maintain present Indebtedness and lease instruments and not enter into new or amended Indebtedness or lease instruments; and

(h) file, on a timely basis, all reports and forms required by federal and state regulations.

        5.5 Prohibited Activities. From and after the Closing Date and until the Effective Time, the Shareholders agree to prevent each member of the Company Group from doing any of the following:

(a) make any change in its certificate or articles of incorporation, bylaws, or other charter, governing, or organizational documents;

(b) issue any Equity Interests, Equity Equivalents, or rights to acquire Equity Interests or Equity Equivalents of any kind;

(c) enter into any Contract or commitment or incur or agree to incur any Liability or make any capital expenditure;

(d) increase or accelerate the compensation payable or to become payable to any officer, director, employee, or agent, or make any bonus or management fee payment to any such Person;

(e) create, assume, or permit to exist any Lien, except for Permitted Liens, upon any assets or properties whether now owned or hereafter acquired;

(f) sell, assign, lease, or otherwise transfer or dispose of any assets, properties, or rights except in the ordinary course of business (consistent with past practice);

(g) negotiate for the acquisition of any business or the start-up of any new business;

(h) merge, consolidate, or combine with or into any other Person;

(i) waive any rights or claims other than entering into any settlements and releases approved by AFC in writing;

(j) commit a breach of, or amend or terminate, any Contract, permit, license, or other right;

        (k)        enter into any other transaction (i) that is not negotiated at arm’s length, (ii) outside the ordinary course of business consistent with past practice, or (iii) prohibited pursuant to this Agreement;

        (l)        other than the transactions described in this Agreement, negotiate or conclude any Contract or enter into any other transaction with any Seller Party or any Affiliate or Insider of any Seller Party; or

(m) enter into any discussions or Contracts with respect to, or otherwise facilitate or attempt to facilitate, any of the foregoing.

        5.6 Termination of Union Bank Indebtedness or Guaranties. Within a reasonable time after the Effective Time, but in no event later than the 20th business day following the Closing Date, AFC either (a) shall cause VACT to terminate all of its obligations pursuant to the Loan Agreement by and between Union Bank of California, N.A. and VACT, dated as of December 31, 2004, and the Loan and Security Agreement by and between Union Bank of California, N.A. and VACT, dated as of December 31, 2004, and all Contracts and other instruments executed and/or delivered by VACT or any of the Shareholders (including all personal guaranties) in connection with either such loan agreements (the “Union Bank Loans”), or (b) obtain a release of all personal guaranties of the Shareholders made in connection with such loans and, if necessary, substitute the guaranty of AFC for the guaranties of the Shareholders. AFC shall not draw any funds under the Union Bank Loans until AFC has completed the requirements of the previous sentence. In addition, AFC shall indemnify and hold harmless each Shareholder from any Liability and Losses incurred by any Shareholder as a result of such Shareholder’s personal guarantee of any Union Bank Loan or AFC’s failure to perform under this Section 5.6.

5.7 Treatment as a Reorganization.  Each Party agrees to report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required by a taxing authority.  AFC covenants that it will not make an election under Section 338(g) of the Code with respect to the acquisition of the CIIC stock in the Initial Merger.

        5.8 Termination of Agreements. The Shareholders agree that all Shareholder Related Contracts and all Shareholder Employment Agreements shall be terminated and of no further force and effect as of the Closing Date. As soon as practicable after the Closing Date, the Shareholders agree to deliver to AFC such instruments and agreements executed by the other shareholders of CIIC as may be necessary to evidence the termination of all of such Shareholder Related Contracts and Shareholder Employment Agreements.

ARTICLE 6
INDEMNIFICATION

        6.1 Survival. All representations, warranties, covenants, and agreements made by a Party in this Agreement and in any other agreement, certificate, document, or instrument delivered on the Closing Date shall survive the Closing Date for a period ending on the Applicable Limitation Date. An Indemnified Party shall not be entitled to recover for any Loss pursuant to Section 6.2(a) or Section 6.2(b) unless written notice of a claim thereof is delivered to the Indemnifying Party prior to the Applicable Limitation Date, if any; provided that so long as an Indemnified Party delivers written notice of a claim no later than the Applicable Limitation Date, the Indemnifying Party(ies) shall be required to indemnify hereunder for all Losses which any Indemnified Party incurs (subject to Section 6.3 below, if applicable) in respect of such matters which are the subject of such claim, regardless of when incurred. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date that is twelve (12) months after the Closing Date; provided that:

        (a)               the Applicable Limitation Date with respect to any Loss arising out of or from or related to any Preexisting Environmental Condition and with respect to any Loss arising out of or from or related to a breach of any representation or warranty set forth in Section 3.22 (Environmental and Safety Matters) shall mean the date that is three (3) years after the Closing Date; provided however, that such date shall be five (5) if a Phase I environmental report performed at AFC’s expense by an environmental professional selected by AFC and reasonably acceptable to the Shareholders which will be ordered as soon as practical after Closing but in no event later than 60 days after Closing 1 with respect to the facilities located at 2400 Maxwell Way in Fairfield, California results in a finding of a “recognized environmental condition,” as defined in ASTM Standard E-1527-00, then the Applicable Limitation Date with respect to any Loss arising out of or from or related to any Preexisting Environmental Condition or with respect to any Loss arising out of or from or related to a breach of any representation or warranty set forth in Section 3.22 (Environmental and Safety Matters) shall mean the date that is five (5) years after the Closing Date;

(b) Section 6.1(b) is set forth in Schedule 6.1(b)

        (c)                the Applicable Limitation Date with respect to any Loss arising out of or from or related to a breach of the representations and warranties set forth in the following Sections shall be the 30th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the claim which gave rise to such Loss: Section 3.1 (Organization; Standing; Power), Section 3.2 (Authorization), Section 3.4 (Capital Stock; Subsidiaries; Related Matters), Section 3.12 (Tax Matters), Section 3.33 (Brokerage), Section 4.1 (Organization; Standing; Power), Section 4.2 (Authorization); Section 4.3 (Capitalization); and Section 4.6 (Brokerage).

      6.2 Indemnification — Generally.

        (a)        Indemnification by Shareholders. The Shareholders shall each, proportionately based upon their respective ownership of CIIC Stock as of the Closing Date, severally indemnify AFC and each of its officers, directors, employees, agents, representatives, Affiliates (including the Surviving Corporation), successors, and permitted assigns (other than the Shareholders, any of their respective Affiliates or Insiders, or any of such Persons’ respective successors or assigns), and hold each of them harmless from and against and pay on behalf of or reimburse such Persons in respect of any loss (including diminution in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, attorneys’ fees and expenses in respect of such claims, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Person may suffer, sustain, or become subject to, as a result of or arising out of the following, subject to the condition that AFC shall take all action reasonably requested by Shareholders to enable Shareholders’ to assert appropriate counterclaims that may exist that relate to or that may reduce such Losses (including claims and causes of action existing in favor of Shareholders or the Seller Group prior to the Closing Date):

        (i)        any misrepresentation or the breach of any representation or warranty made by any Shareholder in this Agreement or in any other agreement, certificate, document, or instrument delivered by any Seller Party on the Closing Date;

        (ii)        any non-fulfillment or breach of any covenant or agreement made by any Seller Party in this Agreement or in any other agreement, certificate, document, or instrument delivered by any Seller Party on the Closing Date;

        (iii)        any demand, claim, action, or cause of action by any Person asserted against any of AFC or any of its officers, directors, employees, agents, representatives, Affiliates (including the Surviving Corporation), successors, or permitted assigns (other than the Shareholders, any of their respective Affiliates or Insiders, or any of such Persons’ respective successors or assigns), regardless of whether the claimant is ultimately successful, which, if true, would give rise to a right of indemnity for such Person pursuant to either clause (i) or (ii) above;

(iv) any Preexisting Environmental Condition;

        (v)        any Tax resulting from the operation of the Company Group’s business through the Effective Time, except for any Tax that is or would become payable by any member of the Company Group in the ordinary course of its business consistent with past practices;

        (vi)        all claims in tort or contract, or any other Liabilities that were not disclosed in an attached Schedule or reserved for in the Latest Balance Sheet, relating to any member of the Company Group or any of their respective officers, employees, representatives, agents, or predecessors, the cause of which occurred or arose prior to the Closing Date;

        (vii)        any claims for dissenters’ or appraisal rights or any other demand, claim, action, or cause of action made by any shareholder of CIIC, whether as a result of his ownership of CIIC Stock, as a result of any Shareholder Related Contract or Shareholder Employee Agreement, or otherwise; and

        (viii)        any Tax imposed by a taxing authority arising with respect to any gain or income recognized by CIIC or VACT as a result of the Initial Merger together with the Subsequent Merger not being treated as a reorganization within the meaning of Section 368(a) of the Code, including any Tax  imposed pursuant to Section 1374 of the Code, reduced by any Tax benefits to be realized by AFC, CIIC or VACT as a result of such gain or income.

        (b)        Indemnification by AFC. AFC shall indemnify each Shareholder and hold each of them harmless from and against and pay on behalf of or reimburse such Shareholder in respect of any Loss which such Shareholder may suffer, sustain, or become subject to, as a result of or arising out of:

        (i)        any misrepresentation or the breach of any representation or warranty made by AFC or Merger Sub in this Agreement or in any other agreement, certificate, document, or instrument delivered by AFC or Merger Sub on the Closing Date;

        (ii)        any non-fulfillment or breach of any covenant or agreement made by AFC or Merger Sub in this Agreement or in any other agreement, certificate, document, or instrument delivered by AFC or Merger Sub on the Closing Date; and

        (iii)        any demand, claim, action, or cause of action by any Person asserted against any Shareholder, regardless of whether the claimant is ultimately successful, which, if true, would give rise to a right of indemnity for such Shareholder pursuant to either clause (i) or (ii) above.

      6.3 Limitations on Indemnity. The indemnification provided for in Section 6.2 is subject to the following limitations:

        (a)        No Shareholder shall be liable to an Indemnified Party for any Loss arising under Section 6.2(a) above unless and until the aggregate amount of all Losses incurred with respect to claims described in Sections 6.2 exceeds U.S. $50,000 in the aggregate. AFC shall not be liable to any Shareholder for any Loss arising under Section 6.2(b) above unless and until the aggregate amount of all Losses incurred with respect to claims described in Sections 6.2 exceeds U.S. $50,000 in the aggregate.

        (b)        The Shareholders’ aggregate indemnification liability for Losses shall not exceed fifty percent (50%) of the total number of shares of AFC Stock issued in the Merger pursuant to Section 2.5(b), which shares shall be pledged to AFC pursuant to Section 6.8 (“Pledged Stock”). AFC’s aggregate indemnification liability for Losses shall not exceed U.S. $6,937,500. If AFC becomes obligated to indemnify any Shareholder for Losses pursuant to this Article 6, the indemnification payment will be made 50% in cash and 50% in shares of AFC Stock, which shares shall be subject to all transfer and other restrictions then required by applicable securities laws and shall be valued at a price equal to the average closing price of a share of AFC Stock, as quoted on the Nasdaq National Market System, over the 20 consecutive trading days ending on the third business day before the date on which a final determination is made that AFC has an indemnification obligation. Notwithstanding anything herein to the contrary, AFC’s obligation to indemnify and hold harmless Shareholders pursuant to Section 5.6 shall not be subject to any limitations, minimum and maximum, and shall be satisfied only in cash.

        (c)        If the Shareholders’ aggregate obligation to indemnify AFC for Losses arising prior to the first anniversary of the Effective Time exceeds Four Million Dollars ($4,000,000), then such excess indemnity obligation shall not be satisfied from the Pledged Stock, and the Pledged Stock representing such excess shall not be foreclosed on before thirteen months after the Effective Date, and the amount of such excess indemnity shall not be due until such first anniversary date. On such first anniversary date, the Shareholders shall pay to AFC in cash an amount equal to value of the number of Shares of Pledged Stock, based upon Closing Price of AFC Stock (i.e., $19.98), that would have been necessary to satisfy such excess indemnity obligation had the Pledged Stock been used, plus interest from the date the indemnity obligation was due at the rate of six percent (6%) per annum to the date of payment by the Shareholders. In the event that the Shareholders do not fully satisfy the excess indemnity obligation payment in cash before thirteen months after the Effective Date, then AFC may foreclose upon the Pledged Stock in an amount necessary to satisfy the indemnity obligation, based on the Closing Price of AFC Stock (i.e., $19.98). Nothing in this subsection shall prevent AFC from foreclosing on any Pledged Stock, at any time and from time to time, to satisfy any indemnification obligation of any former shareholder of CIIC prior to the time that the aggregate indemnification obligation exceeds Four Million Dollars ($4,000,000) or to foreclose on the Pledged Stock after the thirteenth month following the Effective Date. Nothing in this Article 6 shall constitute a waiver by Shareholders of any claims disputing a claimed indemnity obligation, including a claim regarding the interpretation of this Article 6 and claims that a Loss suffered by AFC is not in fact to be indemnified under this Article 6.

        6.4 Procedure for Third Party Claims. If any Person (an “Indemnified Party”) claims indemnification from a Party (an “Indemnifying Party”) pursuant to this Article 6, such Indemnified Party shall give prompt written notice to the Indemnifying Party after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article 6, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying the basis of such claim and the material facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party’s claim for indemnification, at the Indemnifying Party’s expense. In addition, at the option of the Indemnifying Party (subject to the limitations set forth below), the Indemnifying Party shall be entitled to assume control of such defense and appoint lead counsel of such portions of the defense not otherwise excepted as Reserved Indemnification Claims by reputable counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which any Indemnified Party reasonably believes and reasonably demonstrates an adverse determination would be detrimental to or injure such Indemnified Party’s reputation or future business prospects, or (iv) involves a claim that, upon petition by any Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend (the claims described in (i) through (iv) are collectively referred to as the “Reserved Indemnification Claims”).

        If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by such Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party, or (ii) the Indemnified Party has been advised in writing by its counsel that a reasonable likelihood exists of a conflict of interest (excluding any conflict arising solely with respect to an argument over whether any Loss resulting from such action will be one for which the Indemnifying Party will be obligated to indemnify the Indemnified Party) between the Indemnifying Party and the Indemnified Party.

        If the Indemnifying Party controls the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, an injunction or other equitable relief will be imposed against such Indemnified Party, if such settlement does not expressly unconditionally release such Indemnified Party from all Liabilities (other than those paid or satisfied by the Indemnifying Party) with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of such Indemnified Party (unless paid or satisfied by the Indemnifying Party).

        Notwithstanding any provision herein to the contrary, in connection with any proceeding against a Indemnified Party brought or asserted by any third Person in which the Indemnifying Party ultimately is required to indemnify such Indemnified Party pursuant to this Article 6, the Indemnifying Party shall reimburse such Indemnified Party for all costs, fees, and expenses incurred by the Indemnified Party pursuant to this Agreement (including the reasonable fees and expenses of counsel) in connection with such indemnifiable claim as they are incurred, subject to the maximum indemnity liability set forth in Section 6.3(b).

        When used in this Article 6 with reference to any claims for which AFC is the Indemnifying Party, “Indemnified Party” refers to all Shareholders that have a claim for indemnity pursuant to this Article 6 and, in such case, AFC shall be entitled to deal exclusively with the Shareholders’ Representative (as opposed to the Shareholders individually) with respect to all such indemnification claims. When used in this Article 6 with reference to any claims for which any Shareholder is an Indemnifying Party, “Indemnifying Party” refers to all Shareholders and, in such case, AFC shall be entitled to deal exclusively with the Shareholders’ Representative (as opposed to the Shareholders individually) with respect to all such indemnification claims.

        6.5 Procedure for Other Claims. If any Indemnified Party claims indemnification under this Article 6 (other than with respect to a claim brought by a third party), such Indemnified Party shall give prompt written notice to the Indemnifying Party after discovering the Liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its Liability hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. If the Indemnifying Party does not notify such Indemnified Party within 60 days after such notice of claim for indemnification is provided by the Indemnified Party that the Indemnifying Party dispute such claim, then the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party pursuant to this Article 6.

        6.6 Certain Waivers. Each Shareholder agrees that such Shareholder shall not make any claim against any member of the Company Group; AFC or any of its officers, directors, employees, agents, representatives, or Affiliates; or any of their respective successors or assigns by reason of the fact that such Shareholder is or was a shareholder, director, officer, employee, or agent of any member of the Company Group or any of their respective Affiliates, or is or was serving at the request of any of such Persons as a partner, trustee, director, officer, employee, or agent of another Person (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise), prior to the Effective Time with respect to any action, suit, proceeding, complaint, claim, or demand brought by an Indemnified Party against such Shareholder, and each Shareholder hereby acknowledges and agrees that such Shareholder shall not have any claim or right to contribution or indemnity from any member of the Company Group or any of their respective Affiliates with respect to any amounts paid by such Shareholder pursuant to this Article 6. Effective as of the Closing Date, each Shareholder hereby irrevocably waives, releases, and discharges each member of the Company Group and each of their respective Affiliates from any and all Liabilities to such Shareholder of any kind or nature whatsoever, whether in such Shareholder’s capacity as a shareholder, officer, director, or Affiliate of any member of the Company Group or any of their respective Affiliates or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding (including any Shareholder Related Contract or any Shareholder Employee Agreement) or otherwise at law or in equity to the extent related exclusively to any periods through the Effective Time, and such Shareholder shall not seek to recover any amounts in connection therewith or thereunder from any member of the Company Group or any of their respective Affiliates. In no event shall any member of the Company Group or any of their respective Affiliates have any Liability to any Shareholder whatsoever for any breaches of the representations, warranties, agreements, or covenants set forth in this Agreement.

        6.7 Maximum Contribution. If and to the extent any provision of this Article 6 is unenforceable for any reason, the Shareholders shall each, proportionately based upon their respective ownership of CIIC Stock as of the Closing Date, make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Article 6 that is permissible under applicable legal requirements; provided, however, that notwithstanding anything to the contrary in this Agreement or under law, the Shareholders shall under no circumstances have an indemnity or contribution liability that exceeds the maximum liability applicable to the Shareholders, as set forth in Section 6.3(b). If and to the extent any provision of this Article 6 is unenforceable for any reason, AFC shall make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Article 6 that is permissible under applicable legal requirements; provided, however, that notwithstanding anything to the contrary in this Agreement or under law, AFC shall not under any circumstances have an indemnity or contribution liability that exceeds the maximum liability applicable to AFC, as set forth in Section 6.3(b).

        6.8 Security for Indemnity Obligations; Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, simultaneously with the execution and delivery of this Agreement, each Shareholder shall execute and deliver to AFC a Pledge Agreement in the form attached as Exhibit F, pursuant to which such Shareholder shall pledge a proportionate share of the Pledged Stock based on his respective ownership of CIIC Stock as of the Closing Date as collateral for such Shareholder’s obligations pursuant to this Article 6. AFC’s sole remedy for any claims under this Agreement shall be limited to the indemnification of Losses pursuant to this Article 6, provided that (a) AFC shall be entitled to pursue any available remedy at law or in equity with respect to claims alleging intentional fraud or criminal conduct on the part of any Seller Party, (b) AFC shall be entitled to pursue specific performance with respect to any covenant by any Shareholder to be performed in whole or in part on or after the Closing Date, and (c) AFC shall be entitled to pursue injunctive and/or other equitable relief for any violation or threatened violation of Sections 5.3, 5.4, or 5.5. Resort to the Pledged Stock shall be the exclusive remedy of the Indemnified Parties for any Losses indemnifiable by the Shareholders pursuant to this Article 6, except (x) as provided in Section 6.3, (y) for any claims for which the Applicable Limitation Date occurs after the Pledged Stock is released from the pledge, and (z) AFC shall have a right of rescission for a breach of Section 3.4. The maximum liability for any Shareholder for all Losses indemnifiable by the Shareholders pursuant to this Article 6 shall be the dollar value (based on the Closing Price of AFC Stock) of his portion of the Pledged Stock. AFC’s agreement to indemnify the Shareholders set forth in Section 6.2(b) above shall be each Shareholder’s exclusive remedy for any claims described in Section 6.2(b).

ARTICLE 7
MISCELLANEOUS

        7.1 Expenses. AFC shall pay all costs and expenses incurred by it in connection with the negotiation, preparation, and performance of this Agreement and all transactions contemplated by this Agreement, including the fees, expenses, and disbursements of its counsel and accountants. Except as provided in Schedule 7.1, the Shareholders (and not any member of the Company Group) shall pay all out-of-pocket fees and expenses incurred by any Seller Party in connection with the negotiation, preparation, and performance of this Agreement and all transactions contemplated by this Agreement.

      7.2 [Intentionally omitted.]

        7.3 Amendments. This Agreement cannot be amended, altered, or modified unless done so in a writing that is signed by a duly authorized representative of the Party against whom such modification is sought to be enforced. No course of dealing between or among Parties shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

        7.4 Waiver. No provision of this Agreement shall be deemed waived by any Party, unless such waiver is in a writing, signed by a duly authorized representative of the Party against whom such waiver is sought to be enforced. A waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

        7.5 Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement and all of the covenants and agreements contained in this Agreement and rights, interests, or obligations pursuant to this Agreement, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements set forth in this Agreement or rights, interests, or obligations pursuant to this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties, which may be withheld in its sole discretion.

        7.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held, in whole or in part, to be prohibited by or invalid under applicable law, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

        7.7 Counterparts. This Agreement may be executed in two or more counterparts (including by fax), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement shall become a binding agreement only when each Party shall have executed one counterpart and delivered it to the other Parties.

        7.8 Interpretation. All definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. As used in this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to.” As used in this Agreement, the terms “herein,” “hereof,” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, of this Agreement. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement, to the same extent as if set forth verbatim in this Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. With respect to any representations and warranties made by any Party in this Agreement, the inclusion in this Agreement of a more specific representation or warranty shall not be deemed in any way to limit the generality of or otherwise restrict any other express representation or warranty set forth in this Agreement.

        7.9 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement (including each of the Transaction Agreements) contain the entire agreement and understanding and representations and warranties between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings and representations and warranties (including the Letter of Intent entered into between AFC and CIIC), whether written or oral, relating to such subject matter in any way.

        7.10 Applicable Law; Jurisdiction and Venue. The terms and conditions of this Agreement shall be governed, construed, interpreted, and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any claim brought or made by one or more Seller Parties against AFC or the Surviving Corporation under this Agreement shall be subject to the exclusive jurisdiction and venue of the Federal District Court for Colorado and the state courts located in Boulder County, Colorado. Any claim brought or made by AFC or the Surviving Corporation against one or more Seller Parties under this Agreement shall be subject to the exclusive jurisdiction and venue of the Federal District Court for the Northern District of California and the state courts located in San Francisco County, California. To the maximum extent permitted by applicable law, each party expressly and irrevocably consents to the personal jurisdiction and venue of such courts and waives any objections it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such court.

        7.11 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, expressed or implied, shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights under this Agreement.

        7.12 Schedules. Nothing in any Schedule attached to this Agreement shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.

        7.13 Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the recipient, if during business hours on a business day (and otherwise, on the next succeeding business day), (b) when received by fax, if during business hours on a business day (and otherwise, on the next succeeding business day), but only if a copy is also delivered to the recipient by reputable overnight courier, with charges prepaid, (c) one business day after being sent to the recipient by reputable overnight courier, with charges prepaid, or (d) four business days after being mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid. Such notices, demands, and other communications shall be sent to the recipient Party at the address for such Party set forth below (or such other address as may be specified by the relevant Party providing notice to each other Party in accordance with this Section). Proof of sending any notice, demand, or other communication shall be the responsibility of the sender.

If to AFC or Merger Sub, to:
Applied Films Corporation
9586 I-25 Frontage Rd.
Longmont, CO 80504
Attn: Thomas T. Edman
Fax: 303-678-9275

If to any Shareholder, to:
2700 Maxwell Way
Fairfield, CA 94533
Attn: Robert Elschner
Fax: 707-425-2986	With copy to:
Varnum, Riddering, Schmidt & Howlett LLP
P.O. Box 352
Grand Rapids, MI 49501-0352
Attn: Daniel C. Molhoek
Fax: 616-336-7000

With copy to:
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attn: Brian C. Burr
Fax: 650-614-7401

        7.14 Shareholders’ Representative. The Shareholders hereby irrevocably appoint Robert Elschner (the “Shareholders’ Representative”) as the representative, agent, proxy, and attorney-in-fact for all the Shareholders for all purposes under this Agreement, including the full power and authority on the Shareholders’ behalf: (i) to consummate the transactions contemplated by this Agreement, including the execution and delivery of the agreements, certificates, instruments, and other documents contemplated hereby or executed or delivered in connection herewith, (ii) to negotiate disputes arising under, or relating to, this Agreement and the other agreements, certificates, instruments, and documents contemplated hereby or executed or delivered in connection herewith, (iii) to execute and deliver any amendment or waiver to this Agreement or any of the other agreements, certificates, instruments, and documents contemplated hereby or executed or delivered in connection herewith (without the prior approval of the Shareholders), (iv) to take all other actions to be taken by or on behalf of the Shareholders in connection with this Agreement (including the exercise of any rights and the performance of any obligations pursuant to Article 6) and the other agreements, certificates, instruments, and documents contemplated hereby or executed or delivered in connection herewith. The Shareholders further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders’ Representative, and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Shareholder. All decisions and actions by the Shareholders’ Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest, or otherwise contest the same. The Shareholders’ Representative shall have no Liability in respect of any action, claim, or proceeding brought against the Shareholders’ Representative by any Shareholder if the Shareholders’ Representative took or omitted taking any action in good faith.

[Signatures appear on the following page.]

        IN WITNESS WHEREOF, the parties have entered into this Agreement and Plan of Merger as of the Closing Date.

APPLIED FILMS CORPORATION

________________________________________
By: Lawrence D. Firestone
Its: Chief Financial Officer

AFC ACQUISITION SUB, INC.

________________________________________
By: Lawrence D. Firestone
Its: President

COATING INDUSTRIES INVESTMENT CORP.

________________________________________
By: Philip C. Johnson
Its: President

SHAREHOLDERS:

________________________________________
Philip C. Johnson

________________________________________
John Johnson

________________________________________
Robert Elschner

EXHIBIT INDEX

Exhibit A Exhibit B Exhibit C Exhibit D-1 Exhibit D-2 Exhibit D-3 Exhibit E Exhibit F	Certificate of Merger (to be filed with Delaware Secretary of State)

Form of Letter of Transmittal

Form of Opinion of Counsel to AFC

Form of Employment and Non-Competition Agreement -
Robert Elschner

Form of Employment and Non-Competition Agreement -
Philip C. Johnson

Form of Employment and Non-Competition Agreement -
John Johnson

Form of Opinion of Counsel to Seller Parties

Form of Pledge Agreement